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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-44060 relating to Class A Common Stock of Nextel International, Inc. on Form S-1 of our report dated February 22, 2000 (March 24, 2000 as to Note 7 and the last paragraph of Note 3, June 29, 2000 as to the first four paragraphs of
Note 15, August 4, 2000 as to the last six paragraphs of Note 15 and October 23, 2000 as to the fifth paragraph of Note 15) accompanying the financial statements and schedules appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Historical Financial Information" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

McLean, VA
November 29, 2000